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Settlement Agreement and Releases

This Settlement Agreement and Releases (“Agreement”) is effective as of March 7th, 2007 (the “Effective Date”).

BY AND AMONG:

Nord Resources Corporation (“Nord”) and Platinum Diversified Mining, Inc. (“PDM”), Platinum Diversified Mining USA, Inc. (“PDM USA”) and PDM Merger Corp. (“Merger Sub”). PDM, PDM USA and Merger Sub are herein collectively referred to as the “PDM Parties”

WHEREAS:

A.            Nord and the PDM Parties entered into an Agreement and Plan of Merger dated October 23, 2006 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, PDM USA, a wholly-owned subsidiary of PDM, agreed to acquire Nord through the merger of Merger Sub and Nord, with Nord as the surviving entity (the “Merger”), pursuant to which the issued and outstanding shares of common stock of Nord would be converted into the right to receive the consideration set forth in the Merger Agreement. In accordance with the terms of the Merger Agreement, the Merger was scheduled to close on December 22, 2006 (the “Closing Date”);

B.            On December 21, 2006, PDM advised Nord that it would not close the Merger on the Closing Date;

C.            The position of the PDM Parties is that the condition precedent set forth in Section 6.1(e) of the Merger Agreement was not satisfied;

D.            The position of Nord is that the condition precedent set forth in Section 6.1(e) of the Merger Agreement was satisfied;

E.            The position of the PDM Parties is that they were entitled to terminate the Merger Agreement pursuant to Section 7.2(a) thereof which provides that either of the parties could terminate the Merger Agreement if the Merger was not consummated by February 15, 2007;

F.            The position of Nord is that the PDM Parties were not entitled to terminate the Merger Agreement pursuant to Section 7.2(a) thereof because that section, by its terms, is not available to any party whose breach of an obligation under the Merger Agreement resulted in the failure of the Merger to be consummated;

G.            It is Nord’s further position that the PDM Parties breached their obligation under the Merger Agreement to consummate the Merger and that Nord, therefore, was entitled to terminate the Merger Agreement under Section 7.2(a) thereof and that, in such circumstances, Nord is entitled to the termination fee provided for in the Merger Agreement plus damages for any intentional breach of the Merger Agreement;

H.            Nord and the PDM Parties disagree as to whether the PDM Parties had a right, under the terms of the Merger Agreement, to elect not to proceed to close the Merger on

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December 22, 2006 and further disagree as to purported termination of the Merger Agreement by the other party and the applicability of termination fees thereto;

I.            PDM is a special purpose acquisition company formed to make investments in the mining industry;

J.            Approximately $77.9 million from the proceeds of PDM’s initial placement on the Alternative Investment Market of the London Stock Exchange plc (the “AIM”) were placed in escrow (the “Trust Funds”) pursuant to an Investment Management Trust Agreement (the “Trust Agreement”) dated March 8, 2006 between PDM and American Stock Transfer and Trust Company (“AST”), a copy of which is attached hereto as Schedule A;

K.            Pursuant to the terms of the Trust Agreement, the Trust Funds are to be paid out either: (i) upon PDM’s completion of an acquisition that has an aggregate fair market value at the closing date of such acquisition of not less than 50% of the Trust Funds and requires the approval of the PDM shareholders, all in accordance with the terms of the original document for the admission of PDM to trade on AIM (a “Qualifying Acquisition”); or (ii) upon the liquidation of PDM in the event that a Qualifying Acquisition is not completed by the deadlines provided in the Trust Agreement (the “PDM Liquidation”);

L.            Pursuant to a Deposit Escrow Agreement (the “Deposit Escrow Agreement”), dated October 23, 2006 by and among PDM USA, Nord and AST, a copy of which is attached hereto as Schedule B, the PDM Parties deposited $1 million in escrow with AST (the “Deposit Fund”);

M.            Nord and PDM wish to resolve their dispute and disagreements relating to the failure to close the Merger on the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

PART 1 - PAYMENT OF SETTLEMENT FUNDS

Subject to the terms and conditions of this Agreement, the PDM Parties agree to pay to Nord up to the sum of $3.6 million (the “Settlement Amount”) in full and final settlement of all claims and disputes between the parties, which sum shall be paid as follows:

1.1             The PDM Parties shall pay the aggregate sum of $1.1 million to Nord on signing of this Agreement, which amount shall be paid unconditionally, and the PDM Parties and Nord agree to provide to AST a joint, written instruction, substantially in the form attached as Schedule C hereto, executed by both PDM USA and Nord (and acknowledged by the other PDM Parties) that irrevocably instructs AST to immediately disburse to Nord the entire Deposit Fund (including interest, but excluding fees payable to AST). The PDM Parties agree to immediately pay to Nord by bank wire transfer in accordance with paragraph 1.7 the difference between $1.1 million and the Deposit Fund.

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1.2             Beginning on April 1, 2007, and on or before the first of each calendar month thereafter, PDM shall pay the sum of $50,000 to Nord (the “Monthly Payments”), which Monthly Payments shall be due and payable on the 1st day of each calendar month (or on the next following business day if the 1st day of the month is a weekend or holiday), until the earlier of (i) completion of a Qualifying Acquisition by PDM and release of the Trust Funds, subject however to the provisions of paragraph 1.3(b); or (ii) the final disbursement of the Trust Funds pursuant to a PDM Liquidation under the Trust Agreement; provided, however, that PDM shall only be required to pay a pro rated portion of the Monthly Payment for any calendar month in which a Qualifying Acquisition or a PDM Liquidation occurs.

1.3            In the event that PDM completes a Qualifying Acquisition:

(a)

PDM shall pay the balance then owing on the Settlement Amount of $3.6 million reduced by the $1.1 million paid by PDM to Nord on signing of this Agreement and every Monthly Payment made pursuant to paragraph 1.2 of this Agreement (the “Balance of Settlement Funds”). The Balance of Settlement Funds shall be payable to Nord forthwith out of the Trust Funds held by AST pursuant to the Trust Agreement in accordance with the procedure set out in paragraph 4.2 of this Agreement; or

(b)

in the event that PDM does not have sufficient funds to pay the Balance of Settlement Funds upon completion of a Qualifying Acquisition as provided in subparagraph 1.3(a), PDM shall immediately pay to Nord the greater of (i) the funds available to PDM for such payment, up to the Balance of Settlement Funds, and (ii) $1 million, in either case payable from the Trust Funds in accordance with the procedure set out in paragraph 4.2. Thereafter, PDM shall continue to make Monthly Payments in accordance with paragraph 1.2 until the Balance of the Settlement Funds has been paid in full. Interest shall be payable on the Balance of the Settlement Funds outstanding after payments pursuant to this paragraph 1.3(b) as of the last day of each calendar month subsequent to the date of completion of a Qualifying Acquisition (including the calendar month in which the Qualifying Acquisition was completed), at the prime rate of Citibank, N.A. in effect on the date of completion of the Qualifying Acquisition plus two (2%) percent, and shall be paid on the 1st day of the following calendar month (or the next following business day if the 1st day of that month is a weekend or holiday).

1.4            In the event of a PDM Liquidation, the amount paid by PDM to Nord prior to the PDM Liquidation shall be deemed to be the Settlement Amount, and PDM shall be relieved of any further obligations to Nord that arise after the date of a PDM Liquidation.

1.5            In addition to the Settlement Amount, the PDM Parties acknowledge that Nord is also entitled to retain any and all payments made by the PDM Parties in connection with Nord’s option under the “Terms of Agreement, Option to Purchase the ‘Coyote Springs’ Property, Graham County, Arizona” dated January 28, 2004, as amended between Nord and Thornwell Rogers, South Branch Resources LLC and MRPGEO, LLC.

1.6            All sums of money referred to in this Agreement are in U.S. dollars.

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1.7             All payments required to be made by the PDM Parties under this Agreement shall be made in cash by bank wire transfer of immediately available funds to the account of Nord as set forth below or as Nord may otherwise direct pursuant to a direction to pay to the PDM Parties made in writing at least 15 days before any payment hereunder becomes due.

Compass Bank
Routing #122105744
Acct #2500401373
Reference: Nord Resources Corporation

PART 2 – EVENTS OF DEFAULT

2.1             An event of default shall include, but is not limited to:

(a)

any failure by the PDM Parties to make the payments required under this Agreement when they become due under this Agreement and in the manner that they are to be paid under this Agreement and such failure remains uncured for a period of forty-eight (48) hours from delivery of written notice from Nord to PDM USA;

(b)	if PDM becomes bankrupt or insolvent other than pursuant to a PDM Liquidation (an “Insolvency Default”); or

(c)	any other material breach by the PDM Parties under this Agreement and such material breach remains uncured for a period of ten (10) days from delivery of written notice from Nord to PDM USA.

(hereinafter collectively referred to as an “Event of Default”).

2.2            In the event of the occurrence of an Event of Default, Nord shall be permitted, in its sole discretion, to terminate this Agreement. In the event of a termination of this Agreement, each party hereto may pursue any and all remedies against the other party, both in relation to its default and its breach of this Agreement, provided that Nord shall be entitled to and entitled to keep any and all payments from the PDM Parties. The covenants and agreements of the PDM Parties in paragraphs 2.3, 4.3 and 4.4 and the releases provided in Part 3 shall survive the termination of this Agreement by Nord.

2.3            In addition to any other rights it may have hereunder, and in particular under paragraph 2.2 of this Agreement, in connection with an Event of Default, Nord shall forthwith and on an accelerated basis be entitled to payment and receipt of the Balance of Settlement Funds, plus interest at a rate of 18% per annum from the date of the Event of Default, as set out in paragraph 1.3 herein, whether directly or indirectly out of the Trust Funds held pursuant to the Trust Agreement or otherwise.

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PART 3 – RELEASES

3.1            The PDM Parties do hereby, and for their past, present, and future directors, officers, trustees, managers, members, employees, partners, principals, spouses, agents, shareholders, advisors, legal or other representatives, predecessors, successors, merged entities, purchasers and subsidiaries (collectively the “PDM Releasing Parties”) forever release and discharge Nord and its past, present, and future directors, officers, trustees, managers, members, employees, partners, principals, spouses, agents shareholders, advisors, legal or other representatives, predecessors, successors, merged entities, purchasers and subsidiaries (collectively, the “Nord Released Parties”) of and from any and all manner of actions, causes of actions, damages, suits, debts, liabilities, covenants, contracts, claims, costs, expenses, compensation and demands of every kind whatsoever whether in law or in equity and howsoever arising, whether known or unknown, arising under, out of or in any way connected with or related to, directly or indirectly, the Merger Agreement or the disagreements and disputes giving rise to this Agreement.

3.2             The PDM Releasing Parties will not make any claim or claims or take any proceedings arising under, out of or in any way connected with or related to, directly or indirectly, the Merger Agreement or the disagreements and disputes giving rise to this Agreement, against any person, corporation, partnership or party which might result in a claim for contribution or indemnity from any of the Nord Released Parties and if any of the PDM Releasing Parties makes such a claim or takes such proceedings then the PDM Parties covenant and agree for and on behalf of the PDM Releasing Parties to save harmless and indemnify the Nord Released Parties and each of them of and from any and all liabilities, damages, interests, costs (including legal fees and disbursements as between solicitor and own client), expenses and compensation of whatsoever kind in respect of any such claim for contribution and indemnity or otherwise.

3.3             Nord does hereby, and for its past, present, and future directors, officers, trustees, managers, members, employees, partners, principals, spouses, agents shareholders , advisors, legal or other representatives, predecessors, successors, merged entities, purchasers and subsidiaries (collectively the “Nord Releasing Parties”) forever release and discharge the PDM Parties and their past, present, and future directors, officers, trustees, managers, members, employees, partners, principals, spouses, agents shareholders, advisors, legal or other representatives, predecessors, successors, merged entities, purchasers and subsidiaries (collectively, the “PDM Released Parties”) of and from any and all manner of actions, causes of actions, damages, suits, debts, liabilities, covenants, contracts, claims, costs, expenses, compensation and demands of every kind whatsoever whether in law or in equity and howsoever arising, whether known or unknown, arising under, out of or in any way connected with or related to, directly or indirectly, the Merger Agreement or the disagreements and disputes giving rise to this Agreement.

3.4            The Nord Releasing Parties will not make any claim or claims or take any proceedings arising under, out of or in any way connected with or related to, directly or indirectly, the Merger Agreement or the disagreements and disputes giving rise to this Agreement, against any person, corporation, partnership or party which might result in a claim for contribution or indemnity from any of the PDM Released Parties and if any of the Nord Releasing Parties makes such a claim or takes such proceedings then Nord covenants and agrees

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for and on behalf of the Nord Releasing Parties to save harmless and indemnify the PDM Released Parties and each of them of and from any and all liabilities, damages, interests, costs (including legal fees and disbursements as between solicitor and own client), expenses and compensation of whatsoever kind in respect of any such claim for contribution and indemnity or otherwise.

3.5            The releases set out in this Part 3 shall not diminish or affect the rights of the parties to full performance of this Agreement.

PART 4 – COVENANTS

4.1            PDM hereby covenants and agrees to use good faith efforts to complete a Qualifying Acquisition.

4.2            PDM hereby covenants and agrees that immediately upon completion of a Qualifying Acquisition, it will submit to AST a letter substantially in the form attached as Exhibit “A” to the Trust Agreement and further covenants and agrees that subject to the provisions of paragraph 1.3, the payment instruction letter to be provided to AST will include a specific instruction directing AST to pay the sum of the Balance of Settlement Funds directly to Nord.

4.3            The PDM Parties hereby jointly and severally covenant to indemnify and save Nord harmless from and against all liabilities, losses, costs, claims, actions or demands whatsoever, including all legal fees, which Nord may incur in respect of any breach of any representation, warranty, covenant or other breach of this Agreement by the PDM Parties.

4.4             The PDM Parties further jointly and severally covenant to indemnify and save Nord harmless from and against all liabilities, losses, costs, claims, actions or demands whatsoever, including all legal fees, which Nord may incur in respect of any payment or payments made or agreed to by the PDM Parties and/or received by Nord under this Agreement out of or in relation to the Trust Funds held under the Trust Agreement, whether directly or indirectly.

PART 5 – GENERAL

5.1            This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All suits, actions, claims, counterclaims, disputes, investigations, arbitrations, hearings, notices of violation, demand letters or other proceeding of any nature whatsoever relating to this Agreement (an “Action”) shall be heard and determined in any state or federal court sitting in the State of Delaware. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other

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manner provided by law. THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING UNDER OR IN RELATION TO THIS AGREEMENT OR ITS INTERPRETATION.

5.2            Each party will, at its own expense and without expense to any other party, execute and deliver such further agreements and other documents and do such further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

5.3             No party to this Agreement may assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties.

5.4            This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

5.5            The parties hereto agree that the terms of this Agreement and the Agreement itself shall remain confidential and shall not be disclosed by any party without the consent of all other parties or as required by law.

5.6             The PDM Parties on one hand, and Nord on the other hand, each agree not to make any statement, or disseminate in any fashion, any information or document disparaging, critical, or otherwise negative or uncomplimentary regarding the other party, including, but not limited to, their past and present business operations, products, services, properties, subsidiaries and affiliates, and their respective directors, officers, shareholders, employees, agents, successors and assigns for a period of two (2) years from the date of this Agreement. The parties agree to instruct their respective agents to abide by this non-disparagement provision. This non-disparagement provision shall not apply to statements made by low level employees of any of the parties, so long as such statements did not originate from and were not induced or encouraged by an officer or director of such party.

5.7             The parties hereby agree to issue a joint press release, substantially in the form attached hereto as Schedule D.

5.8            If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

5.9            The parties hereto agree that a facsimile copy of this Agreement executed by the parties hereto in counterpart or otherwise will be deemed to be a valid and binding Agreement and accepted as an original Agreement until such time as each of the parties hereto has an originally executed Agreement in its possession.

5.10           The parties hereto agree that any notices given under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or delivered by a nationally recognized overnight courier service to the parties hereto at the

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following addresses, or such other address as the addressee has previously communicated by like notice:

if to PDM, PDM USA or Merger Sub:

Platinum Diversified Mining USA, Inc.
152 West 57th Street
54th Floor
New York, NY 10014
Attention: Corporate Secretary
Facsimile: (212) 581-0002

with a copy to:

Holland & Hart LLP
Attention: Kevin W. Johnson
555 Seventeenth Street
Suite 3200
Denver, Colorado 80202
Facsimile: (303) 295-8261

if to NORD:

NORD Resources Corporation
Attention: Ronald A. Hirsch
1 West Wetmore Road, Suite 203
Tucson, Arizona 85705
Facsimile: (520) 292-0268

with a copy to:

Lang Michener LLP
Attention: Stephen D. Wortley
1500-1055 West Georgia Street
Vancouver, British Columbia
V6E 4N7
Facsimile: (604) 893-2378

5.11            Each of the parties hereto represents that it has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations under this Agreement and further represents that this Agreement has been duly and validly executed and delivered and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or by the general principles of equity.

5.12            This Agreement will enure to the benefit of and be binding upon the respective legal representatives, successors and assigns of the parties.

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5.13            This Agreement shall be the entire agreement between the parties.

5.14             Time is of the essence in the performance of each obligation under this Agreement.

5.15            Notwithstanding the time of signing of this Agreement, the parties agree that it reflects the terms reached effective as of the day and year first written above.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

PLATINUM DIVERSIFIED MINING, INC.

By:	/s/ Thomas A. Loucks
Name:	Thomas A. Loucks
Title:	President

PLATINUM DIVERSIFIED MINING USA, INC.

By:	/s/ Thomas A. Loucks
Name:	Thomas A. Loucks
Title:	President

PDM MERGER CORP.

By:	/s/ Thomas A. Loucks
Name:	Thomas A. Loucks
Title:	President

NORD RESOURCES CORPORATION

By:	/s/ Ronald A. Hirsch
Name:	Ronald A. Hirsch
Title:	Chairman

SCHEDULE “A”

Investment Management Trust Agreement

SCHEDULE “B”

Deposit Escrow Agreement

SCHEDULE “C”

Deposit Fund Payment Instruction

SCHEDULE “D”

Press Release